Exhibit 16.1

February 22, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by AtlasClear Holdings, Inc. (formerly a subsidiary of Quantum Fintech Acquisition Corporation) under Item 4.01 of its Form 8-K dated February 22, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of AtlasClear Holdings, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp